Exhibit 10.3
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
          THIS AMENDED AND RESTATED AGREEMENT is entered into, effective as of April 2, 2011 (the “Effective Date”), by and between Apollo Group, Inc. (the “Company”), and Gregory W. Cappelli (the “Executive”) (hereinafter collectively referred to as “the parties”).
          WHEREAS, the Company currently has in effect an employment agreement with the Executive dated March 31, 2007 (and subsequently modified by two separate amendments) that has an initial term scheduled to expire on April 1, 2011, subject to automatic one–year renewals unless either the Company or the Executive provides notice of non-renewal on a timely basis;
          WHEREAS, the Company has determined that it is in the best interests of the Company and its shareholders to continue to employ the Executive upon the terms and conditions set forth herein for an additional term ending August 31, 2014; and the Executive is willing to continue his employment with the Company on such terms and conditions through August 31, 2014; and
          WHEREAS, the Company and the Executive desire to consolidate the Executive’s existing employment agreement with the Company and the separate amendments to that agreement into a new amended and restated agreement that effects the extension of the contract term and includes additional modifications that will be in effect during the extended term.
          NOW, THEREFORE, in consideration of the foregoing and the respective agreements of the parties contained herein, the parties hereby agree as follows:
     1. Term. The term of employment under this Amended and Restated Agreement will commence on the Effective Date and continue through August 31, 2014 (the “Extended Term”); provided, however, that thereafter this Amended and Restated Agreement will automatically be renewed from year to year, unless either the Company or the Executive will have given written notice to the other at least ninety (90) calendar days prior thereto that the term of this Amended and Restated Agreement will not be so renewed (a “Notice of Non-Renewal”).
     2. Employment.
       (a) Position.
          (i) The Executive will be employed as, and hold the title of, the Company’s Co-Chief Executive Officer (“Co-CEO”). The Executive and the Company’s other Co-CEO shall have primary responsibility for the implementation and execution of the Company’s strategic business plans and objectives as approved from time to time by the Company’s Board of Directors (the “Board”). The Executive, together with the Company’s other Co-CEO, shall have the authority and responsibilities of the position of Chief Executive Officer (“CEO”) as allocated between them in the attached Exhibit 1. The authority and responsibilities contained in Exhibit 1 may be altered by the Board from time to time if in its reasonable judgment the change is necessary to assure a proper and effective organizational allocation of duties and responsibilities of the CEO position between the Co-CEOs; provided, however, that any such subsequent change in the duties and responsibilities of the Executive, without his consent, that results in a material reduction of his duties and responsibilities shall constitute grounds for a Good Reason termination. The Executive shall also have such additional duties and responsibilities as directed and approved from time to time by the Board. The Executive shall have the responsibility and duty to work with and coordinate with the Company’s other Co-CEO. The Executive shall report directly to the Board and shall have all the authority needed to perform the duties and undertake the responsibilities of his position. The Executive will be a member of the Board Chairman’s Cabinet and shall be involved in all the Company’s major strategic decisions relating to the scope of his responsibilities. The Executive will have the authority to hire appropriate personnel as may be needed to carry out his duties.
          (ii) Any disagreements between the Co-CEOs shall be resolved by the Executive Committee and that Committee’s decision shall be final.
          (x) For purposes of this function of the Executive Committee, the Executive Committee shall be chaired by John G. Sperling or, in his absence, by Peter V. Sperling, in each case for so long as he is a member of the Board. In connection with all other business of the Executive Committee, the Co-CEOs will generally share the chairmanship of the Committee with each Co-CEO chairing every other regular meeting of the Committee.
          (y) The composition of the Executive Committee shall not be changed without the approval of the Board and a majority of the then serving Executive Committee members. Any changes made to the membership of the Executive Committee (other than as a result of a member ceasing employment with the Company) without prior Board approval will automatically and immediately suspend the delegation of the dispute resolution set forth herein, and the Board will resolve all management disputes between the Co-CEOs until it has approved the membership of the Executive Committee.
               (iii) For so long as Executive is serving as a Co-CEO, Executive shall be deemed to be a Principal Executive Officer for purposes of the Company’s filings with the Securities and Exchange Commission, including periodic reports and other filings under the Securities Exchange Act of 1934, as amended.
     (b) Board Membership. The Company acknowledges that the Executive currently serves as a member of the Board. The Company shall, during the remainder of the Term, use its best efforts to have the Executive nominated for election and re-election as a Board member at all meetings of the Company’s Class B shareholders held during the Term at which Board members are to be elected.
     (c) Obligations. The Executive shall devote his full business time and attention to the business and affairs of the Company. During the term of this Amended and Restated Agreement, the Executive shall not engage in any other employment, service or consulting activity without the Board’s prior written approval. The foregoing, however, shall not preclude the Executive from (i) serving on any corporate, civic or charitable boards or committees on which he is serving on the Effective Date or on which he commences service following the Effective Date with the Board’s prior written approval or (ii) managing personal investments, so long as such clause (i) and (ii) activities do not interfere with the performance of the Executive’s responsibilities hereunder.
     (d) Change in Co-CEO. If the Company’s other Co-CEO ceases to be employed by the Company as Co-CEO, the Board may either appoint the Executive as the sole CEO of the Company or may, in consultation with the Executive, appoint a replacement for the Company’s other Co-CEO. If the Executive is not appointed the sole CEO, the Board will give the Executive written notice of any tentative decision to appoint a specified individual as Co-CEO before announcement and employment of that new Co-CEO. The Executive shall have five (5) business days from receipt of such written notice in which to submit his notice of termination. Said notice shall be effected in accordance with Paragraphs 7(c) and 7(e) and shall be deemed a Notice of Termination for Good Reason for purposes of Paragraph 8(b), but no Preliminary Notice of Good Reason or waiting period prior to the effectiveness of such Notice of Termination shall be required under Paragraph 7(c) as a condition to the effectiveness of such notice, and such termination shall accordingly be effective immediately upon the Company’s receipt of the notice of termination. Failure of the Executive to provide the above notice of termination within the applicable five (5) day period shall be deemed an acceptance of the new Co-CEO, and thereafter the Executive will not have the right to assert that the appointment of the new Co-CEO constitutes grounds for a Good Reason termination hereunder. If Executive becomes the sole CEO, he shall continue to report directly to the Board, with such duties, responsibilities and authorities as are commensurate with such position, and any allocation of responsibilities set forth in attached Exhibit 1 shall cease to apply. The appointment of the Executive as sole CEO shall not be considered Good Reason under Section 7.
     3. Base Salary and Bonus.
       (a) Base Salary. As of the Effective Date, the Executive’s annual base salary shall be increased to the annualized rate of $650,000 for the balance of the 2011 fiscal year. For each subsequent fiscal year within the Extended Term, Executive’s annual base salary shall be increased as follows, effective as of the September 1 start date of each such fiscal year:

Fiscal Year	Annual Base Salary
September 1, 2011 to August 31, 2012	$700,000
September 1, 2012 to August 31, 2013	$750,000
September 1, 2013 to August 31, 2014	$800,000
          The Executive’s annual rate of base salary, as in effect from time to time during the Extended Term in accordance with this Section 3(a), will be hereinafter referred to as the “Base Salary”. Such Base Salary will be payable in accordance with the Company’s customary payroll practices applicable to its executives and will be subject to the Company’s collection of all applicable withholding taxes.
       (b) Bonus. For each fiscal year completed during the Extended Term, the Executive will be eligible to receive an annual cash bonus (“Annual Bonus”) based upon individual and Company performance goals that are established in good faith by the Compensation Committee (the “Compensation Committee”) of the Board and that are reasonable in comparison to the individual and Company performance goals the Compensation Committee sets for the Company’s other executive officers, provided that the Executive’s target Annual Bonus will be no less than 100% of his Base Salary (the “Target Bonus”). The Annual Bonus for each fiscal year shall be paid in accordance with the Company’s customary payroll practices, but in no event later than the fifteenth day of the third calendar month following the end of such fiscal year, and will be subject to the Company’s collection of all applicable withholding taxes.

    4. Equity Compensation Awards.
     (a) Initial Equity Awards. In connection with the Executive’s commencement of employment with the Company in April 2007, Executive received a series of equity awards under the Company’s 2000 Stock Incentive Plan, as amended and restated from time to time (the “Incentive Plan”). Nothing in this Amended and Restated Agreement shall affect or in any way modify the terms and conditions in effect for those initial equity awards.
     (b) Additional Equity Award. On January 18, 2011, the Executive also received an additional restricted stock unit award covering 57,740 shares of Class A common stock. Nothing in this Amended and Restated Agreement shall affect or in any way modify the terms and conditions in effect for that additional restricted stock unit award.
     (c) New Multi-Year Equity Award. The Compensation Committee will authorize a multi-year equity award for the Executive that will cover the Company’s 2012, 2013 and 2014 fiscal years (the “Multi-Year Equity Award”), and there is no current expectation that any other equity awards shall be made to the Executive during that period of coverage. Part of the Multi-Year Equity Award will be made on or before April 14, 2011 (the “April 2011 Grants”) and will be allocated as follows:
          (i) a restricted stock unit component covering 248,000 shares of Class A common stock with a performance-vesting condition tied to the Company’s net book income for the 2012 fiscal year that will qualify such award as performance-based compensation for purposes of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”), and
          (ii) a stock option component covering 235,000 shares of Class A common stock with an exercise price per share equal to the closing price per share of Class A common stock on the grant date.
          The remainder of the Multi-Year Equity Award will have a grant-date fair value of $4.14 million and will be made at the same time the annual awards for the Company’s other executive officers are made for the 2012 fiscal year (June or July 2011), with such grant-date fair value to be applied on the basis of the values of the underlying securities and Black-Scholes values on the actual grant date, and will be allocated, in such percentages as to which the Compensation Committee and Mr. Cappelli mutually agree prior to the award date, among one or more of the following components (the “Mid-Year Grants”): (i) Apollo Group performance share units in the same form as made at that time to the Company’s other executive officers, (ii) stock options covering shares of Apollo Group Class A common stock, (iii) performance share units tied to the long-term performance of Apollo Global and/or (iv) performance share units tied to the long-term performance of the Apollo Services entity currently headed by Steve Giusto, with the applicable performance goals and multi-year performance periods for these latter two components to be determined by mutual agreement of the Compensation Committee and Mr. Cappelli prior to the award date.
     (d) Stub Period Equity Award. For the stub period between the Effective Date and the close of the Company’s 2011 fiscal year, the Executive will be awarded restricted stock units under the Incentive Plan covering 49,000 shares of Class A common stock (the “Stub Period Equity Award”). The Stub Period Equity Award will be made at the same time the April 2011 Grants are made in accordance with Section 4(c) above.

     (e) Special Retention Equity Award. The Executive will be awarded a special retention equity grant under the Incentive Plan in the form of restricted stock units covering 38,000 shares of Class A common stock (the “Special Retention Equity Award”). The Special Retention Equity Award will be made at the same time the April 2011 Grants are made in accordance with Section 4(c) above.
     (f) Vesting of Multi-Year Equity Award. The following terms and provisions will govern the various components of the Multi-Year Equity Award that is to be made to the Executive pursuant to Section 4(c) above:
          (i) The stock option component of the April 2011 Grants will vest in four (4) successive equal annual installments over the Executive’s period of continued employment with the Company measured from the effective date of that grant and will have a maximum term of six (6) years, subject to earlier termination following the Executive’s termination of employment with the Company. Should the Executive receive stock options in connection with the Mid-Year Grants, then twenty-five percent (25%) of those stock options will vest and become exercisable on the one-year anniversary of the effective date of the April 2011 Grants, and the balance will vest in no more than three (3) successive equal annual installments measured from the one-year anniversary of the effective date of the April 2011 Grants, provided the Executive continues in the Company’s employ through each of those vesting dates. The stock options awarded in connection with the Mid-Year Grants will have a maximum term of 6 years, subject to earlier termination following the Executive’s termination of employment with the Company. However, should the Executive’s employment terminate by reason of (i) an involuntary termination by the Company other than for Cause (as such term is defined in Section 7(b) below), (ii) a Notice of Non-Renewal provided by the Company, (iii) death or Disability (as such term is defined in Section 7(d) below) or (iv) a resignation for Good Reason (as such term is defined in Section 7(c) below) and the Executive execute and deliver (other than in connection with a termination by reason of his death) the general release required in accordance with Section 8(b) below, then the Executive shall, for purposes of vesting in any unvested portion of each stock option component of the April 2011 Grants and the Mid-Year Grants, receive an additional twelve (12) months of service-vesting credit. In addition, each stock option component of the April 2011 Grants and the Mid-Year Grants, to the extent vested and outstanding at the time of a clause (i), (ii) or (iv) termination event, will remain exercisable for a twenty-four (24)-month period measured from the date of that termination event, but in no event beyond the expiration of the maximum six (6)-year option term. In the event of (i) Executive’s resignation other than for Good Reason or (ii) the termination of his employment by reason of death or Disability, each such stock option component of the April 2011 Grants and the Mid-Year Grants will remain exercisable until the earlier of (i) the expiration of the twelve (12)-month period measured from the date of such resignation or termination event or (ii) the expiration of the maximum six (6)-year option term.

               (ii) The restricted stock unit component will have a performance-vesting condition tied to the Company’s net book income for the 2012 fiscal year that will be the same as the performance-vesting condition applicable to the restricted stock unit awards made to the Company’s other executive officers for that fiscal year. Upon the satisfaction of the applicable performance condition for the award, twenty-five percent (25%) of that award will vest on the last day of the 2012 fiscal year, provided the Executive continues in the Company’s employ through such date, with the shares of the Company’s Class A common stock underlying that vested portion to be issued to the Executive following the Compensation Committee’s certification of the attained performance condition, but in no event later than the close of the calendar year in which the 2012 fiscal year ends. The balance of the restricted stock units will vest, and the underlying shares concurrently issued to the Executive, in three (3) successive equal annual installments over the three (3)-year period measured from the first one-year anniversary of the effective date of the award, provided the Executive continues in the Company’s employ through each such vesting date. However, should the Executive’s employment terminate prior to the completion of the vesting schedule by reason of (i) an involuntary termination by the Company other than for Cause, (ii) a Notice of Non-Renewal provided by the Company, (iii) death or Disability or (iv) a resignation for Good Reason and the Executive execute and deliver (other than in connection with a termination by reason of his death) the required general release in accordance with Section 8(b), then the Executive shall, solely for purposes of satisfying the service-vesting requirement of any unvested portion of the restricted stock unit component, receive an additional service-vesting credit. The service-vesting credit will be seventeen (17) months if the applicable termination event occurs before August 31, 2011 and twelve (12) months if such termination event occurs on or after that date. In no event, however, shall the Executive vest in any portion of such restricted stock unit component unless the applicable performance goal is attained. The agreement evidencing such restricted stock unit component shall contain such other terms and conditions as are necessary to bring the agreement into compliance with the applicable requirements of Section 409A of the Code or any applicable Code Section 409A exemption.
               (iii) Following the completion of the applicable multi-year performance period for each performance share unit component of the Mid-Year Grants, the total number of shares of the Company’s Class A common stock (if any) issuable under each such component will be determined on the basis of (i) the levels at which the applicable performance goals have in fact been attained and (ii) the years of service completed by the Executive during the applicable multi-year performance period. The number of shares so calculated will be issued to the Executive following the Compensation Committee’s certification of the level of performance goal attainment, but in no event later than the close of the calendar year in which the performance period ends. However, should the Executive’s employment terminate prior to the completion of the applicable performance period by reason of (i) an involuntary termination by the Company other than for Cause, (ii) a Notice of Non-Renewal provided by the Company, (iii) death or Disability or (iv) a resignation for Good Reason and the Executive execute and deliver (other than in connection with a termination by reason of his death) the required general release in accordance with Section 8(b) below, then the Executive shall, solely for purposes of satisfying the service-vesting requirement of any unvested performance share unit component of his Mid-Year Grants, receive an additional service-vesting credit. The service-vesting credit will be seventeen (17) months if the applicable termination event occurs before August 31, 2011 and twelve (12) months if such termination event occurs on or after that date. In no event, however, shall the Executive vest in any such performance share unit component unless the applicable performance goal or goals for that component are attained. The agreement evidencing such performance share unit component shall contain such other terms and conditions as are necessary to bring the agreement into compliance with the applicable requirements of Section 409A of the Code or any applicable Code Section 409A exemption.
          (g) Vesting of Stub Period Equity Award. The following terms and provisions will govern the Stub Period Equity Award that is to be made to the Executive pursuant to Section 4(d) above:

                    The restricted stock unit award shall have a performance-vesting condition tied to the Company’s net book income for the 2012 fiscal year that will be the same as the performance-vesting condition applicable to the restricted stock unit awards made to the Company’s other executive officers for that fiscal year. Upon the satisfaction of the applicable performance condition for the award, fifty percent (50%) of the award will vest on the last day of the 2012 fiscal year, provided the Executive continues in the Company’s employ through such date, with the shares of the Company’s Class A common stock underlying that vested portion to be issued following the Compensation Committee’s certification of the attained performance condition, but in no event later than the close of the calendar year in which the 2012 fiscal year ends. The balance of the restricted stock units will vest, and the underlying shares concurrently issued, in two (2) successive equal annual installments over the two (2)-year period measured from the first anniversary of the effective date of the award, provided the Executive continues in the Company’s employ through each such vesting date. However, should the Executive’s employment terminate prior to the completion of the vesting schedule by reason of (i) an involuntary termination by the Company other than for Cause, (ii) death or Disability or (iii) a resignation for Good Reason and the Executive execute and deliver (other than in connection with a termination by reason of his death) the required general release in accordance with Section 8(b) below, then the Executive shall, solely for purposes of satisfying the service-vesting requirement of any unvested portion of such restricted stock unit award, receive an additional service-vesting credit. The service-vesting credit will be seventeen (17) months if the applicable termination event occurs before August 31, 2011 and twelve (12) months if such termination event occurs on or after that date. In no event, however, shall the Executive vest in any portion of such restricted stock unit award unless the applicable performance goal is attained. The agreement evidencing such restricted stock unit award shall contain such other terms and conditions as are necessary to bring the agreement into compliance with the applicable requirements of Section 409A of the Code or any applicable Code Section 409A exemption.
          (h) Vesting of Special Retention Equity Award. The Special Retention Equity Award will vest in the following increments over the Executive’s period of continued employment with the Company through August 31, 2014: (i) twenty percent (20%) of the Special Retention Equity Award will vest on the first anniversary of the grant date of that award, (ii) an additional forty percent (40%) will vest on the second anniversary of such grant date, and (iii) the remaining forty percent (40%) of the Special Retention Equity Award will vest on the third anniversary of such grant date, provided the Executive continues in the Company’s employ through each such annual vesting date. However, should the Executive’s employment terminate prior to the completion of such vesting schedule by reason of (i) an involuntary termination by the Company other for Cause, (ii) death or Disability or (iii) a resignation for Good Reason and the Executive execute and deliver (other than in connection with a termination by reason of his death) the required general release in accordance with Section 8(b) below, then the Executive shall, for purposes of satisfying the service-vesting requirement of the Special Retention Equity Award, receive an additional twelve (12) months of service-vesting credit.
          (i) Issuance of Underlying Shares. The shares of Class A common stock that vest under the restricted stock unit or performance share unit component of the Multi-Year Award, the restricted stock unit component of the Stub Period Equity Award made to the Executive pursuant to Section 4(d) or the restricted stock unit component of the Special Retention Equity Award made to the Executive pursuant to Section 4(e) will be subject to the following limitations on issuance:
               (i) No shares of Class A common stock subject to a performance-vesting condition will be issued until the completion of the applicable performance period. Following the completion of the performance period, there will be determined the maximum number of shares of Class A common stock (if any) issuable under the award based on the levels at which the applicable performance goals have in fact been attained and assuming the Executive had continued in the Company’s employ through the completion of the applicable vesting schedule. Any shares of Class A common stock in which the

Executive is, upon the completion of the performance period, vested on the basis of the attained level of the applicable performance goals and his satisfaction of the applicable service-vesting requirements through that date shall be issued as soon as reasonably practicable following the completion date of such performance period, but in no event later than the close of the calendar year in which that performance period ends, unless a further delay in issuance is required pursuant to Section 13(d) of this Amended and Restated Agreement. Should the Executive’s employment terminate prior to the completion date of the applicable performance period under circumstances entitling the Executive to a service-vesting credit under Section 4(f), Section 4(g), Section 4(h) or Section 4(j) of this Amended and Restated Agreement, then any shares of Class A common stock in which the Executive subsequently vests upon the attainment of the applicable performance goal or goals and such service-vesting credit shall be issued to the Executive, provided he has satisfied the applicable Required Release requirements of Section 8(b), as soon as reasonably practicable after the completion date of the applicable performance period, but in no event later than the later of the (A) the close of the calendar year in which such performance period ends or (B) the fifteenth day of the third calendar month following such completion date, unless a further delay in issuance is required pursuant to Section 13(d) of this Amended and Restated Agreement.
               (ii) Any shares of Class A common stock not otherwise at the time subject to a performance-vesting condition in which the Executive vests by reason of the service-vesting credit provided under Section 4(f), Section 4(g), Section 4(h) or Section 4(j) of this Amended and Restated Agreement in connection with his termination of employment shall be issued on the third (3rd) business day, within the sixty (60)-day period following the date of Executive’s Separation from Service due to such termination, on which the Required Release under Section 8(b) is effective and enforceable following the expiration of any applicable revocation period in effect for that Release. However, should such sixty (60)-day period span two taxable years, then the issuance shall not be effected until the end of such sixty (60)-day period, provided the Required Release is effective and enforceable at that time. Should the service-vesting credit under Section 4(f), Section 4(g) or Section 4(h) be provided in connection with the termination of the Executive’s employment by reason of death, then any shares of Class A common stock that vest at the time of such termination by reason of such credit shall be issued not later than the fifteenth day of the third calendar month following the date of such termination, unless a further delay in issuance is required pursuant to Section 13(d) of this Amended and Restated Employment Agreement.
               (iii) Should the Executive’s employment terminate prior to vesting in any of the shares of Class A common stock (after taking into account the vesting acceleration provisions of this Amended and Restated Agreement) or should the applicable performance goal or goals for the award not be attained, then the Executive shall not be issued any shares of Class A common stock or other consideration under such award.
               (iv) For purposes of Section 409A of the Code, each installment issuance of shares of the Company’s Class A common stock to which the Executive may become entitled under the Multi-Year Equity Award, the Stub-Period Equity Award or Special Retention Equity Award shall be treated as a right to a separate payment. In no event shall the Required Release requirements of Section 8 provide the Executive with right to determine the taxable year of the payments or issuances conditioned upon that release.
          (j) Special Resignation Service-Vesting Credit. If the Executive provides notice to the Company at least six (6) months before the end of the Extended Term that he intends to resign at the end of the Extended Term and executes and delivers to the Company a general release in the form of the Required Release upon his resignation date, then upon the effective date of such resignation, he will receive a partial service-vesting credit with respect to each component of his Multi-Year Equity Award that is otherwise unvested at the time of such resignation. Such vesting credit shall be applied as if the service-vesting condition for the annual installment of each such component of his Multi-Year Equity Award in which his August 31, 2014 resignation date occurs were in the form of twelve (12) successive equal monthly installments of continued employment with the Company and shall be in the amount necessary to bring his service vesting within that installment period to a total of six (6) months. Any shares of Class A common stock that vest on the basis of the service-vesting credit provided under this Section 4(j) shall be issued in accordance with the applicable provisions of Section 4(i) above. However, in no event will any such service-vesting credit result in the vesting in whole or in part of any component of the Multi-Year Equity Award with performance-vesting conditions if those conditions are not in fact satisfied.
          (k) Additional Provisions. Each of the equity awards to be made to the Executive in accordance with the provisions of Sections 4(c), 4(d) and 4(e) above will be issued pursuant and subject to the terms of the Incentive Plan and the award agreements evidencing those grants, except that in the event of any conflict between the terms of the Incentive Plan or the award agreements and this Amended and Restated Agreement, the terms of this Amended and Restatement Agreement will control.
          (1) Shares to Be Registered; Stock Certificates. All shares issued to the Executive pursuant to his exercise of the stock options granted to him under the Incentive Plan and the vesting of the restricted stock unit and performance share unit awards made to him under the Incentive Plan will be registered under an appropriate and effective registration statement under the Securities Act of 1933, as amended (the “1933 Act”).
     5. Employee Benefits. Provided he otherwise satisfies any applicable eligibility requirements for participation, the Executive will be entitled to participate in the welfare, retirement, perquisite and fringe benefit plans, practices, and programs maintained by the Company and made available to senior executives generally and as may be in effect from time to time. The Executive’s participation in any such plans, practices and programs for which he satisfies the applicable eligibility requirements will be on the same basis and terms as are applicable to senior executives of the Company generally.
     6.  Other Benefits.
          (a) Expenses. Subject to applicable Company policies, including (without limitation) the timely submission of appropriate documentation and expense reports, the Executive will be entitled to receive prompt reimbursement of all expenses reasonably incurred by him in connection with the performance of his duties hereunder or for promoting, pursuing, or otherwise furthering the business or interests of the Company. Accordingly, the Executive shall submit appropriate evidence of each such expense within sixty (60) days after the later of (i) his incurrence of that expense or (ii) his receipt of the invoice or billing statement for such expense, and the Company shall provide the Executive with the requisite reimbursement within ten (10) business days thereafter; provided, however, that (i) no expense shall be reimbursed later than the close of the calendar year following the calendar year in which that expense is incurred, (ii) the amounts eligible for reimbursement in any one calendar year shall not affect the amounts reimbursable in any other calendar year and (iii) the right to such reimbursement may not be liquidated or exchanged for any other benefit.
          (b) Office and Facilities. The Executive will be provided with appropriate offices in Chicago, Illinois and with such secretarial and other support facilities as are commensurate with the Executive’s status with the Company and adequate for the performance of his duties hereunder.
          (c) Vacation. During the Term, the Executive will be eligible for paid vacation in accordance with the Company’s policies, as may be in effect from time to time, for its senior executives generally; provided, however, that the Executive will be eligible for no less than four weeks of paid vacation per year.
     7.  Termination. Except for a Notice of Non-Renewal, as described in Section 1, the Executive’s employment hereunder may only be terminated in accordance with the following terms and conditions:
          (a) Termination by the Company without Cause. The Company will be entitled to terminate the Executive’s employment at any time by delivering a Notice of Termination to the Executive pursuant to Section 7(e); provided, however, that any termination of the Executive’s employment for Cause shall be governed by the provisions of Section 7(b).
          (b) Termination by the Company for Cause.
               (i) The Company may terminate the Executive’s employment hereunder for “Cause” (as defined below) by delivering to him a Notice of Termination. For purposes of the foregoing, any of the following shall constitute grounds for terminating the Executive’s employment for Cause: (A) the Executive’s pleading “guilty” or “no contest” to, or his conviction of, a felony or any crime involving moral turpitude, (B) his commission of any act of fraud or any act of personal dishonesty involving the property or assets of the Company intended to result in substantial financial enrichment to the Executive, (C) a material breach by the Executive of one or more of his obligations under Section 9 of this Agreement or under his Proprietary Information and Inventions Agreement with the Company, (D) a material breach by the Executive of any of his other obligations under this Amended and Restated Agreement or any other agreement with the Company, (E) the Executive’s commission of a material violation of Company policy which would result in an employment termination if committed by any other employee of the Company or his gross misconduct, (F) the Executive’s material dereliction of the major duties, functions and responsibilities of his executive position (other than a failure resulting from the Executive’s incapacity due to physical or mental illness), (G) a material breach by the Executive of any of the Executive’s fiduciary obligations as an officer of the Company or (H) the Executive’s willful and knowing participation in the preparation or release of false or materially misleading financial statements relating to the Company’s operations and financial condition or his willful and knowing submission of any false or erroneous certification required of him under the Sarbanes-Oxley Act of 2002 or any securities exchange on which shares of the Company’s Class A common stock are at the time listed for trading. However, prior to any termination of the Executive’s employment for Cause based on any of the reasons specified in clauses (C) through (F) and the delivery of a Notice of Termination in connection therewith, the Company shall give written notice to the Executive of the actions or omissions deemed to constitute the grounds for such a termination for Cause, and the Executive shall have a period of not less than sixty (60) calendar days after the receipt of such notice in which to cure the specified default in his performance and thereby avoid a Notice of Termination under this subsection (b)(i).
               (ii) In the event the Executive is provided with a Notice of Termination under subsection (b)(i), the Notice of Termination shall specify a Termination Date that is no earlier than the third business day, and no later than the thirtieth business day, following the date of the Notice of Termination, and the Executive will have three (3) business days following the date of such Notice of Termination to submit a written request to the Board for a meeting to review the circumstances of his termination. If the Executive timely submits such a written request to the Board, the Board or a committee of the Board shall set a meeting whereby the Executive, together with his counsel, shall be permitted to present any mitigating circumstances or other information as to why he should not be terminated for Cause, and the Executive’s Termination Date shall be delayed until such meeting has occurred. Such meeting will be held, at the Executive’s option, either on a mutually agreeable date prior to the Termination Date specified in the Notice of Termination or on a mutually agreeable date within fifteen (15) calendar days after his timely written notice to the Company requesting such a meeting. Within five (5) business days after such meeting, the Board or committee of the Board, as applicable, shall deliver written notice to the Executive of its final determination and, if the termination decision is upheld, the final actual Termination Date. The specified Termination Date shall in no event be more than ten (10) business days after the date of such meeting. During the period following the date of the Notice of Termination until the Termination Date or other resolution of the matter, the Company shall have the option to place the Executive on an unpaid leave of absence. The rights under this subsection will not be deemed to prejudice the Executive’s other rights and remedies in any way or give rise to any waiver, estoppel, or other defense or bar. Without limiting the foregoing sentence and for purposes of clarification, the failure by the Executive to request a meeting under this subsection, to participate in a meeting that has been requested, or to present any evidence or argument will not prevent the Executive from making any claim against the Company, from seeking any legal or equitable remedy, or from putting forward any evidence or argument at any judicial or arbitral hearing.
          (c) Termination by the Executive. The Executive may terminate his employment hereunder for “Good Reason” by delivering to the Company (1) a Preliminary Notice of Good Reason (as defined below) no later than one hundred and twenty (120) calendar days following the act or omission which the Executive sets forth in such notice as grounds for a Good Reason termination, and (2) a Notice of Termination no later than the third business day following the Company’s failure to take appropriate remedial action within the applicable sixty (60)-day cure period provided below to the Company following the receipt of such the Preliminary Notice. The Notice of Termination must specify a Termination Date that is within sixty (60) days following the expiration of the applicable sixty (60)-day cure period below in which the Company fails to take appropriate remedial action. For purposes of this Amended and Restated Agreement, “Good Reason” means:
               (i) a material reduction in the scope of the Executive’s duties, responsibilities or authority;
               (ii) the repeated assignment to the Executive of duties materially inconsistent with the Executive’s position, duties, authority or responsibilities, or a materially adverse change in Executive’s reporting requirements as set forth in Section 2(a) hereof or an adverse change to his title set forth in Section 2(a) hereof: provided, however, that none of the following shall constitute Good Reason: (A) the occasional assignment of duties that are inconsistent with Section 2(a) hereof or (B) a ten percent (10%) or less aggregate reduction in the Executive’s Base Salary and Target Bonus if substantially all of the other executive officers of the Company are subject to the same aggregate reduction to their base salary and target bonuses;
               (iii) a relocation of the Executive’s principal place of employment other than in Chicago, Illinois; provided, however that travel to other locations as reasonably required to carry out the Executive’s duties and responsibilities hereunder and travel from time to time to the Company’s headquarters in Phoenix. AZ as reasonably requested by the Company shall not be a basis for a termination for Good Reason; or
               (iv) a material breach by the Company of any of its obligations under this Agreement.
          In no event will any acts or omissions of the Company which are cured within sixty (60) days after receipt of written notice from the Executive identifying in reasonable detail the acts or omissions constituting “Good Reason” (a “Preliminary Notice of Good Reason”) be deemed to constitute grounds for a Good Reason resignation. A Preliminary Notice of Good Reason will not, by itself, constitute a Notice of Termination.

          (d) Termination due to the Executive’s Death or Disability. This Agreement will terminate upon the death of the Executive. The Company may terminate the Executive’s employment hereunder if he is unable to perform, with or without reasonable accommodation, the principal duties and responsibilities of his position with the Company for a period of six (6) consecutive months or more by reason of any physical or mental injury or impairment; provided, however, that in the event the Executive is at the time covered under any long-term disability benefit program in effect for the Company’s executive officers or employees, such termination of the Executive’s employment shall not occur until the earlier of (i) the date he first becomes eligible to receive benefits under such program or (ii) the date the Executive is deemed to have a Separation from Service (as defined below) by reason of such disability. The termination of the Executive’s employment under such circumstances shall, for purposes of this Agreement, constitute a termination for “Disability.”
          (e) Notice of Termination. Any purported termination for Cause by the Company or for Good Reason by the Executive will be communicated by a written Notice of Termination to the other at least three (3) business days prior to the Termination Date (as defined below). For purposes of this Amended and Restated Agreement, a “Notice of Termination” will mean a notice which indicates the specific termination provision in this Amended and Restated Agreement relied upon and will, with respect to a termination for Cause or Good Reason, set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination of the Executive’s employment under the provision so indicated. Any termination by the Company under this Section 7 other than for Cause or by the Executive without Good Reason will be communicated by a written Notice of Termination to the other party fourteen (14) calendar days prior to the Termination Date specified in such notice. However, the Company may elect to pay the Executive in lieu of fourteen (14) calendar days’ written notice. For purposes of this Amended and Restated Agreement, no such purported termination of employment pursuant to this Section 7 will be effective without such Notice of Termination.
          (f) Termination Date. “Termination Date” will mean in the case of the Executive’s death, the date of death; in the case of non-renewal of this Amended and Restated Agreement pursuant to Section 1, the date the Extended Term of this Amended and Restated Agreement expires; and in all other cases, the date specified in the Notice of Termination, subject to the applicable time limitations for such Termination Date as set forth above.
     8. Compensation Upon Termination.
          (a) If the Executive’s employment is terminated by the Company for Cause or by reason of the Executive’s death or Disability, or if the Executive provides a Notice of Non-Renewal or gives a written notice of resignation without Good Reason, the Company’s sole obligations hereunder will be to (A) pay the Executive or his estate the following amounts that the Executive earned pursuant to the provisions of this Amended and Restated Agreement but that were not paid as of the Termination Date: (i) Base Salary, (ii) reimbursement for any and all monies advanced or expenses incurred pursuant to Section 6(a) through the Termination Date, provided the Executive has submitted appropriate documentation for such expenses, and (iii) the amount of the Executive’s accrued but unpaid vacation time (these amounts will collectively be referred to as the “Accrued Cash Obligations”) and (B) in the event of a written resignation without Good Reason that meets the requirements of Section 4(j) and Section 8(d) of this Amended and Restated Agreement, provide the service-vesting credit under Section 4(j) with respect to any components of his Multi-Year Equity Award that are not otherwise fully vested on the effective date of such resignation. In addition to the Accrued Cash Obligations, in the event the Executive’s employment terminates by reason of his death or Disability, the Executive or his estate will be paid his Target Bonus, pro-rated for his actual period of service during the fiscal year in which such termination of employment occurs. Such pro-rated Target Bonus shall be paid to the Executive or his estate by the fifteenth day of the third calendar month following the date of the Executive’s termination of employment, subject to any required holdback under Section 13(b). Furthermore, if the Executive’s employment terminates as a result of death or Disability, then any unvested portion of his Multi-Year Award, Stub-Period Award and/or Special Retention Equity Award shall be governed by the provisions of Sections 4(f), 4(g), 4(h) and 4(i). The Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect.
          (b) If the Executive’s employment is terminated: (i) by the Company for any reason other than for Cause or Disability; (ii) by the Executive for Good Reason; or (iii) pursuant to a Notice of Non-Renewal delivered by the Company, the Executive will, in addition to the Accrued Cash Obligations, be entitled to the following compensation and benefits from the Company, provided and only if (x) the Executive executes and delivers to the Company a general release substantially in the form of attached Exhibit A (the “Required Release”) within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after such termination of employment, (y) the Required Release becomes effective and enforceable in accordance with applicable law and (z) the Executive complies with the restrictive covenants set forth in Section 10:
               (i) a separation payment equal to (A) two times the Executive’s Base Salary in effect at the time of the Notice of Termination and (B) two times the average of his actual Annual Bonuses for the three fiscal years immediately preceding the fiscal year in which such termination of employment occurs, with such payment to be made in successive equal increments, in accordance with the Company’s normal payroll practices for salaried employees, over the one-year period measured from the date of the Executive’s Separation from Service due to such termination of employment, beginning on the first regular pay day within the sixty (60)-day period following the date of such Separation from Service on which the Required Release under this Section 8(b) is effective and enforceable following the expiration of any applicable revocation period in effect for that Release. However, should such sixty (60)-day period span two taxable years, then the first such installment shall not be paid until the end of such sixty (60)-day period. The remaining installments shall be paid on successive regular pay days for the Company’s salaried employees, beginning with the first such regular payday following the payment of the initial installment hereunder. For purposes of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Executive’s right to receive such installments shall be deemed a right to receive a series of separate individual payments and not a right to single payment.
               (ii) service-vesting credit under the Multi-Year Equity Award, the Stub Period Equity Award and the Special Retention Equity Award, to the extent provided under Section 4(f), Section 4(g) and Section 4(h), respectively, of this Amended and Restated Employment Agreement, with any shares that vest on the basis of such credit under the restricted stock unit or performance share unit components of those awards to be issued in accordance with Section 4(i), subject to any required holdback under Section 13(b);
               (iii) the extended exercise period provided under Section 4(f)(i) for each stock option component of the Multi-Year Equity Award;
               (iv) the Company will make a lump sum cash payment (the “Lump Sum Health Care Payment”) to the Executive in the dollar amount determined by multiplying (A) the monthly cost that would be payable by the Executive, as measured as of his Termination Date, to obtain continued medical care coverage for himself and his spouse and eligible dependents under the Company’s employee group health plan, pursuant to their COBRA rights, at the level in effect for each of them on such Termination Date by (B) eighteen (18). The Company shall pay the Lump Sum Health Care Payment to the Executive concurrently with the first installment of the separation payment made to the Executive in accordance with Section 8(b)(i) of this Amended and Restated Agreement. Notwithstanding the foregoing, the Lump Sum Health Care Payment shall not be subject to any holdback under Section 13(b), to the extent such payment does not exceed the applicable dollar amount under section 402(g)(1) of the Code for the year in which the Executive’s Separation from Service occurs. The Lump Sum Health Care Payment shall constitute taxable income to the Executive and shall be subject to the Company’s collection of all applicable withholding taxes, and the Executive shall receive only the portion of the Lump Sum Health Care Payment remaining after such withholding taxes have been collected. It shall be the sole responsibility of the Executive and his or her spouse and eligible dependents to obtain actual COBRA coverage under the Company’s group health care plan; and
               (v) the Executive’s entitlement to any other benefits will be determined in accordance with the Company’s employee benefit plans then in effect.
          (c) The Executive shall have the right to resign, for any reason or no reason, at any time within the thirty (30) day period beginning six (6) months after the closing of a Change in Control (as defined in Section 11) and to receive, in connection with such resignation, the same severance benefits to which he would be entitled under Section 8(b) above had such resignation been for Good Reason and payable at the same time as provided under Section 8(b); provided, however, that the Executive’s entitlement to severance benefits under this Section 8(c) shall be conditioned upon the satisfaction of each of the following requirements: (I) the Executive executes and delivers to the Company the Required Release within twenty-one (21) days (or forty-five (45) days if such longer period is required under applicable law) after such resignation, (ii) the Required Release becomes effective and enforceable in accordance with applicable law and (iii) the Executive complies with the restrictive covenants set forth in Section 10 of this Agreement.
          (d) The Required Release shall also be a condition to the Executive’s service-vesting credit under Section 4(j) of this Amended and Restated Agreement. Accordingly, the Executive must execute and deliver to the Company the Required Release on the August 31, 2014 effective date of his resignation and the Required Release must become effective and enforceable in accordance with applicable law. In addition, the Executive must comply with the restrictive covenants set forth in Section 10 of this Amended and Restated Agreement.
          (e) Except as otherwise provided in Section 8(b)(iv) above with respect to the Lump Sum Health Care Payment, all payments and benefits under this Section 8 shall be subject to the applicable holdback provisions of Section 13(b).
          (f) The Executive will not be required to mitigate the amount of any payment provided for in this Section 8 by seeking other employment or otherwise, and no such payment or benefit will be eliminated, offset or reduced by the amount of any compensation provided to the Executive in any subsequent employment.
     9. Confidentiality.
          (a) The Executive hereby acknowledges that the Company may, from time to time during the Extended Term, disclose to the Executive confidential information pertaining to the Company’s business, strategic plans, technology or financial affairs. All information, data and know-how, whether or not in writing, of a private or confidential nature concerning the Company’s trade secrets, processes, systems, marketing strategies and future marketing plans, student enrollment lists, prospective course offerings, finances and financial reports, employee and faculty member information and other organizational information (collectively, “Proprietary Information”) is and shall remain the sole and exclusive property of the Company and shall not be used or disclosed by the Executive except to the extent necessary to perform his duties and responsibilities under this Amended and Restated Agreement. All tangible manifestations of such Proprietary Information (whether written, printed or otherwise reproduced) shall be returned by the Executive upon the termination of his employment hereunder, and the Executive shall not retain any copies or excerpts of the returned items. The foregoing restrictions on the use, disclosure and disposition of the Company’s Proprietary Information shall also apply to the Executive’s use, disclosure and disposition of any confidential information relating to the business or affairs of the Company’s faculty, students and employees.
          (b) The Executive shall, throughout the term of this Amended and Restated Agreement and thereafter, remain subject to the terms and conditions of his Proprietary Information and Inventions Agreement with the Company.
          (c) The Executive shall not, in connection with his duties and responsibilities hereunder, improperly use or disclose any trade secrets or proprietary and confidential information of any former employer or other person or entity.
     10. Restrictive Covenants. At all times during the Executive’s employment with the Company, and for a period of one (1) year after the termination of his employment with the Company (the “Restriction Period”), regardless of the reason or cause for such termination, the Executive shall comply with each of the following restrictions:
          (a) The Executive shall not directly or indirectly encourage or solicit any employee, faculty member, consultant or independent contractor to leave the employment or service of the Company (or any affiliated company) for any reason or interfere in any other manner with any employment or service relationships at the time existing between the Company (or any affiliated company) and its employees, faculty members, consultants and independent contractors.
          (b) The Executive shall not directly or indirectly solicit any vendor, supplier, licensor, licensee or other business affiliate of the Company (or any affiliated company) or directly or indirectly induce any such person to terminate its existing business relationship with the Company (or affiliated company) or interfere in any other manner with any existing business relationship between the Company (or any affiliated company) and any such vendor, supplier, licensor, licensee or other business affiliate.
          (c) The Executive shall not, on his own or as an employee, agent, promoter, consultant, advisor, independent contractor, general partner, officer, director, investor, lender or guarantor or in any other capacity, directly or indirectly:
               (i) conduct, engage in, be connected with, have any interest in, or assist any person or entity engaged in, any business, whether in the United States, any possession of the United States or any foreign country or territory, that competes with any of the businesses or programs conducted by the Company in the education industry during the period of his employment with the Company (hereafter collectively referred to as the “Businesses”); or
               (ii) permit his name to be used in connection with a business which is competitive or substantially similar to the Businesses.
     Notwithstanding the foregoing: (i) the Executive may own, directly or indirectly, solely as an investment, up to one percent (1%) of any class of publicly traded securities of any business that is competitive or substantially similar to the Business and (ii) the Executive’s employment with any investment banking firm, private equity fund, hedge fund or similar investment fund following the termination of his employment with the Company shall not be deemed a breach of his restrictive covenant under this Section 10(c), even though the Executive may be engaged in investment decisions pertaining to the education industry.

     11. Change in Control.
          (a) For purposes of this Amended and Restated Agreement, the term “Change in Control” shall have the same meaning assigned to such term under the Incentive Plan. Upon the occurrence of such Change in Control, any unvested stock options, restricted stock units, performance share units or other equity awards granted to the Executive and outstanding at that time, including the components of the Multi-Year Equity Award, the Stub Period Equity Award and the Special Retention Equity Award made to the Executive pursuant to Sections 4(c), Section 4(d) or Section 4(e) of this Amended and Restated Agreement, shall vest on an accelerated basis to the same extent as all other outstanding awards of the same type under the Incentive Plan that are held by individuals who are executive officers of the Company at that time. However, the shares of the Company’s Class A common stock subject to the restricted stock unit or performance share unit components of the Multi-Year Equity Award, the restricted stock unit award comprising the Stub Period Equity Award or the restricted stock unit award comprising the Special Retention Equity Award that vest upon the occurrence of such Change in Control shall not, to the extent they are subject to Code Section 409A, be issued at that time unless the Change in Control also constitutes a Qualifying Change in Control as defined in Section 11(b) below. In the absence of such Qualifying Change in Control, such shares shall be issued on each applicable date on which they would have otherwise vested and become issuable, in accordance with the terms of the applicable award agreements, had there been no Change in Control.
          (b) The term “Qualifying Change in Control” shall mean a change in control of ownership of the Company effected by one or more of the following transactions:
               (i) a merger or consolidation in which the Company is not the surviving entity and in which one person or a group of related persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) acquires ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or constituting more than fifty percent (50%) of the total fair market value of the Company’s outstanding securities;
               (ii) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company;
               (iii) any reverse merger in which the Company is the surviving entity but in which one person or a group of related persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) acquires ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or constituting more than fifty percent (50%) of the total fair market value of the Company’s outstanding securities;
               (iv) the acquisition, directly or indirectly, by any person or related group of persons (other than the Company or a person that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities or constituting more than fifty percent (50%) of the total fair market value of the Company’s outstanding securities pursuant to a tender or exchange offer made directly to the Company’s stockholders; or
               (v) a change in the composition of the Board over a period of twelve (12) consecutive months or less such that a majority of the Board members ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (A) have been Board members continuously since the beginning of such period or (B) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (A) who were still in office at the time the Board approved such election or nomination.
     The foregoing definition of Qualifying Change in Control shall in all instances be applied and interpreted in such manner that the applicable Qualifying Change in Control transaction that serves as an issuance event for the shares of the Company’s Class A common stock subject to the restricted stock unit or performance share unit components of the Multi-Year Equity Award, the restricted stock unit award comprising the Stub Period Equity Award and the restricted stock unit award comprising the Special Retention Equity Award that vest upon the occurrence of a Change in Control will also qualify as: (i) a change in the ownership of the Company, as determined in accordance with Section 1.409A-3(i)(5)(v) of the Treasury Regulations, (ii) a change in the effective control of the Company, as determined in accordance with Section 1.409A-3(i)(5)(vi) of the Treasury Regulations, or (iii) a change in the ownership of a substantial portion of the assets of the Company, as determined in accordance with Section 1.409A- 3(i)(5)(vii) of the Treasury Regulations.
     12. Benefit Limitation.
     (a) In the event it is determined that the Total Payments (as defined below) to be made to the Executive would otherwise exceed the amount that could be received by the Executive without the imposition of an excise tax under Section 4999 of the Code (the “Safe Harbor Amount”), then those Total Payments shall be reduced to the extent, and only to the extent, necessary to assure that their aggregate present value, as determined in accordance the applicable provisions of Code Section 280G and the Treasury Regulations thereunder, does not exceed the greater of the following dollar amounts (the “Benefit Limit”):
(A) The Safe Harbor Amount, or
(B) the greatest after-tax amount payable to the Executive after taking into account any excise tax imposed under Code Section 4999 on the Total Payments.
     For purposes of this Section 12(a), the term “Total Payments” shall mean any payment or distribution of any type to or for the benefit of the Executive made by the Company, any of its affiliates, any person who acquires ownership or effective control of the Company or ownership of a substantial portion of the Company’s assets (within the meaning of Code Section 280G) or any affiliate of such person, whether paid or payable or distributed or distributable pursuant to the terms of this Amended and Restated Agreement or otherwise, that would be subject to the excise tax imposed by Code Section 4999 or any interest or penalties with respect to such excise tax
     All determinations under this Section 12 shall be made by an independent registered public accounting firm (the “Accounting Firm”); provided, however, such Accounting Firm shall not have an ongoing audit or consulting relationship with the Company at the time of its selection. In determining whether such Benefit Limit is exceeded, the Accounting Firm shall make a reasonable determination of the value to be assigned to the restrictive covenants in effect for the Executive pursuant to Section 10 of the Agreement, and the amount of his potential parachute payment under Code Section 280G shall be reduced by the value of those restrictive covenants to the extent consistent with Code Section 280G and the Treasury Regulations thereunder. To the extent a reduction to the Total Payments is required to be made in accordance with this Section 12, the Total Payments attributable to any cash severance payments otherwise due the Executive under Section 8 of this Agreement shall be reduced first (with such reduction to be applied pro-rata to each such severance payment and without any change in the applicable payment dates), then the accelerated vesting of any restricted stock unit or performance share unit awards made to him by the Company, including (without limitation) the restricted stock unit and performance share unit components of the Multi-Year Equity Award, the restricted stock unit award comprising the Stub Period Equity Award and the restricted stock unit award comprising the Special Retention Equity Award, shall be reduced as follows: first the accelerated vesting of the performance share unit award shall be reduced and then the accelerated vesting of the restricted stock unit awards shall be reduced in the reverse chronological order in which those awards would have vested in the absence of such acceleration, and finally the accelerated vesting of the Executive’s stock options shall be reduced (based on the amount of the parachute payment calculated for each such option in accordance with the Treasury Regulations under Code Section 280G), with such reduction to occur in the same reverse chronological order of the dates on in which those options were granted.
     13. Section 409A. Certain payments contemplated by this Amended and Restated Agreement may be “deferred compensation” for purposes of Section 409A of the Code. Accordingly, the following provisions shall be in effect for purposes of avoiding or mitigating any adverse tax consequences to the Executive under Code Section 409A.
     (a) It is the intent of the parties that the provisions of this Amended and Restated Agreement comply with all applicable requirements of Code Section 409A. Accordingly, to the extent any provisions of this Amended and Restated Agreement would otherwise contravene one or more requirements or limitations of Code Section 409A, such provisions shall be construed, interpreted and applied in a manner that does not result in a violation of the applicable requirements or limitations of Code Section 409A and the Treasury Regulations thereunder.
     (b) Notwithstanding any provision to the contrary in this Amended and Restated Agreement, no payments or benefits to which the Executive becomes entitled under this Amended and Restated Agreement in connection with the termination of his employment with the Company (other than the portion of the Lump Sum Health Care Payment that is not in excess of the applicable dollar amount under Section 402(g)(1) of the Code for the year in which the Executive’s Separation from Service occurs) shall be made or paid to the Executive prior to the earlier of (i) the first day of the seventh (7th) month following the date of his Separation from Service due to such termination of employment or (ii) the date of his death, if the Executive is deemed, pursuant to the procedures established by the Compensation Committee in accordance with the applicable standards of Code Section 409A and the Treasury Regulations thereunder and applied on a consistent basis for all for all non-qualified deferred compensation plans of the Employer Group subject to Code Section 409A, to be at the time of such separation from service a “specified employee” within the meaning of that term under Code Section 416(i) and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon the expiration of the applicable Code Section 409A(a)(2) deferral period, all payments deferred pursuant to this Section 13(b) shall be paid in a lump sum to the Executive, and any remaining payments due under this Amended and Restated Agreement shall be paid in accordance with the normal payment dates specified for them herein. The specified employees subject to such a delayed commencement date shall be identified on December 31 of each calendar year. If the Executive is so identified on any such December 31, he shall have specified employee status for the twelve (12)-month period beginning on April 1 of the following calendar year. For purposes of this Amended and Restated Agreement, including (without limitation) this Section 13(b), the following definitions shall be in effect:
          (i) “Separation from Service” shall mean the date on which the level of the Executive’s bona fide services as an Employee (or non-employee consultant) permanently decreases to a level that is not more than twenty percent (20%) of the average level of services the Executive rendered as an Employee during the immediately preceding thirty-six (36) months. Any such determination, however, shall be made in accordance with the applicable standards of the Treasury Regulations issued under Code Section 409A. In addition to the foregoing, a Separation from Service will not be deemed to have occurred while the Executive is on a sick leave or other bona fide leave of absence if the period of such leave does not exceed six (6) months or any longer period for which the Executive’s right to reemployment with the Company is provided either by statute or contract; provided, however, that in the event of a leave of absence due to any medically determinable physical or mental impairment that can be expected to result in death or to last for a continuous period of not less than six (6) months and that causes the Executive to be unable to perform his duties as an Employee, no Separation from Service shall be deemed to occur during the first twenty-nine (29) months of such leave. If the period of the leave exceeds six (6) months (or twenty-nine (29) months in the event of disability as indicated above) and the Executive’s right to reemployment is not provided either by statute or contract, then the Executive will be deemed to have Separated from Service on the first day immediately following the expiration of the applicable six (6)-month or twenty-nine (29)-month period.
          (ii) The Executive shall be deemed to remain an “Employee” for so long he remains in the employ of at least one member of the Employer Group, subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.
          (iii) “Employer Group” shall mean the Company and each member of the group of commonly controlled corporations or other businesses that include the Company, as determined in accordance with Sections 414(b) and (c) of the Code and the Treasury Regulations thereunder, except that in applying Sections 1563(1), (2) and (3) of the Code for purposes of determining the controlled group of corporations under Section 414(b), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in such sections and in applying Section 1.414(c)-2 of the Treasury Regulations for purposes of determining trades or businesses that are under common control for purposes of Section 414(c), the phrase “at least 50 percent” shall be used instead of “at least 80 percent” each place the latter phrase appears in Section 1.414(c)-2 of the Treasury Regulations.
     (c) Should the Executive incur the 20% penalty tax imposed under Section 409A (the “Section 409A Penalty Tax”) with respect to one or more payments or benefits provided to him under this Amended and Restated Agreement, then the Executive will be entitled to receive an additional payment (the “409A Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including any tax imposed upon the 409A Gross-Up Payment, the Executive retains an amount of the 409A Gross-Up Payment equal to the Section 409A Penalty Tax imposed upon the Executive’s deferred compensation. The amount of the 409A Gross-Up Payment shall be calculated, by an Accounting Firm mutually agreeable to the Company and the Executive, within ten (10) business days after it is first determined that the Executive is subject to the Section 409A Penalty Tax, and the 409A Gross-Up Payment so calculated shall be paid to or on behalf of the Executive within five (5) business days after the completion of such determination or (if later) at the time the related Section 409A Penalty Tax is remitted to the appropriate tax authorities. In the event that the Executive’s actual Section 409A Penalty Tax liability is determined by a Final Determination to be greater than the Section 409A Penalty Tax liability taken into account for purposes of the 409A Gross-Up Payment initially made to the Executive pursuant to the provisions of this Section 13(c), then within thirty (30) days following that Final Determination, the Executive shall notify the Company of such determination, and the Accounting Firm shall, within thirty (30) days thereafter, make a new calculation of the 409A Gross-Up Payment based upon that Final Determination and provide the Company and the Executive with the supporting calculations for any supplemental 409A Gross-Up Payment attributable to that excess Section 409A Penalty Tax liability. The Company shall make the supplemental 409A Gross-Up payment to the Executive within five (5) business days following the completion of the applicable calculations or (if later) at the time such excess Section 409A Penalty Tax liability is remitted to the appropriate tax authorities. In the event that the Executive’s actual Section 409A Penalty Tax liability is determined by a Final Determination to be less than the Section 409A Penalty Tax liability taken into account for purposes of the 409A Gross-Up Payment initially made to the Executive pursuant to the provisions of this Section 13(c), then the Executive shall refund to the Company, within five (5) business days after receipt, any federal or state tax refund attributable to the overpayment of his Section 409A Penalty Tax. In no event shall any 409A Gross-Up Payment to which the Executive becomes entitled hereunder be made later than the later of (i) the end of the calendar year in which the related Section 409A Penalty Tax is remitted to the appropriate tax authorities or (ii) the end of the sixty (60)-day period measured from the date such tax is so remitted.
     (d) For purposes of Section 13(c), the term “Final Determination” shall mean an audit adjustment by the Internal Revenue Service that is either (i) agreed to by both the Executive and the Company (such agreement by the Company to be not unreasonably withheld) or (ii) sustained by a court of competent jurisdiction in a decision with which the Executive and the Company concur or with respect to which the period within which an appeal may be filed has lapsed without a notice of appeal being filed.
     14. Legal Fees. Within fourteen (14) calendar days after the date this Amended and Restated Agreement becomes effective, the Company will reimburse the Executive for his legal fees incurred in connection with the preparation and negotiation of this Amended and Restated Agreement, up to a maximum dollar amount of $35,000.00.
     15. Indemnification. The Executive shall be covered by any policy of liability insurance which the Company maintains during the Extended Term for its officers and directors (“D&O Insurance”), to the maximum extent of such coverage provided any other executive officer of the Company. The Company agrees to provide the Executive with information about all D&O Insurance maintained during the Extended Term, including proof that such insurance is in place and the terms of coverage, upon the Executive’s reasonable request. In addition to any rights the Executive may have under such D&O Insurance, applicable law, or the articles of incorporation and bylaws of the Company and except as may be prohibited by applicable law, the Company agrees to indemnify, defend, and hold the Executive harmless from and against any and all claims and/or liability arising from, as a result of, or in connection with the Executive’s employment by the Company or any outside appointments and offices held at the Company’s request, except to the extent such claims or liability are attributable to the Executive’s gross negligence or willful misconduct.
     16. Injunctive Relief. The Executive expressly agrees that the covenants set forth in Sections 9 and 10 of this Agreement are reasonable and necessary to protect the Company and its legitimate business interests, and to prevent the unauthorized dissemination of Proprietary Information to competitors of the Company. The Executive also agrees that the Company will be irreparably harmed and that damages alone cannot adequately compensate the Company if there is a violation of Section 9 or 10 of this Agreement by the Executive, and that injunctive relief against the Executive is essential for the protection of the Company. Therefore, in the event of any such breach, it is agreed that, in addition to any other remedies available, the Company shall be entitled as a matter of right to injunctive relief in any court of competent jurisdiction, plus attorneys’ fees actually incurred for the securing of such relief.
     17. Survival of Certain Provisions. The provisions of Sections 8, 9, 10, 12, 13, 15, 16, 18, 19, 20, 21, 24 and 25 will survive any termination of this Amended and Restated Agreement.
     18. Withholdings. Any compensation and/or benefits provided to the Executive by the Company shall be subject to the Company’s collection of all applicable payroll deductions and applicable withholding and payroll taxes.

     19. Successors and Assigns. This Amended and Restated Agreement will be binding upon and will inure to the benefit of the Company, its successors and assigns, and the Company will require any successor or assign to expressly assume and agree to perform this Amended and Restated Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession or assignment had taken place. The term “Company” as used herein will include any such successors and assigns to the Company’s business and/or assets. The term “successors and assigns” as used herein will mean a corporation or other entity acquiring or otherwise succeeding to, directly or indirectly, all or substantially all the assets and business of the Company (including this Agreement) whether by operation of law or otherwise. This Agreement will inure to the benefit of and be enforceable by the Executive’s legal personal representative.
     20. Arbitration. Except as otherwise provided in Section 16, any controversy or claim between the Company or any of its affiliates and the Executive arising out of or relating to this Amended and Restated Agreement or its termination or any other dispute between the parties, whether arising in tort, contract, or pursuant to a statute, regulation, or ordinance now in existence or which may in the future be enacted or recognized will be settled and determined by a single arbitrator whose award will be accepted as final and binding upon the parties. The arbitration shall be conducted in Chicago, Illinois and in accordance with the American Arbitration Association (“AAA”) Employment Arbitration Rules in effect at the time such arbitration is properly initiated. To the extent that any of the AAA rules or anything in the Amended and Restated Agreement conflicts with any arbitration procedures required by applicable law, the arbitration procedures required by applicable law shall govern. The costs of the arbitration, including administrative fees and fees charged by the arbitrator, will be borne by the Company. Each party will bear its or his own travel expenses and attorneys’ fees: provided, however that the arbitrator (i) shall award attorneys’ fees to the Executive with respect to any claim for breach of this Agreement on which he is the prevailing party and may award attorneys’ fees to the Executive as otherwise allowed by law and (ii) shall award attorneys’ fees to the Company with respect to any claim brought under Section 16 on which it is the prevailing party and may award attorneys’ fees to the Company with respect to any other claim on which it is the prevailing party and it is determined by the arbitrator that such claim by the Executive was frivolous in that it presented no colorable arguments for recovery; but the maximum amount of attorneys’ fees that may be awarded to the Company other than with respect to any claim brought under Section 16 shall not exceed one hundred thousand dollars ($100,000). The arbitration shall be instead of any civil litigation; and the Executive hereby waives any right to a jury trial. The arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof. In any situation in which emergency injunctive relief may be necessary, either party may seek such relief from a court until such time as the arbitrator is able to address the matter covered by this Section 20. Both parties agree that the state and federal courts located in Chicago, Illinois, will be the sole venue for any such action involving emergency injunctive relief, and the parties submit to personal jurisdiction in these courts for this purpose. Judgment upon any award rendered by the arbitrator may be entered in any court having jurisdiction thereof.
     21. Notice. For the purposes of this Amended and Restated Agreement, notices and all other communications provided for in this Amended and Restated Agreement (including the Notice of Termination) will be in writing and will be deemed to have been given when personally delivered or on the third business day following mailing if sent by registered or certified mail, return receipt requested, postage prepaid, or upon receipt if overnight delivery service is used, addressed as follows:

To the Executive:
Gregory Cappelli
1046 Jackson Ave.
River Forest, Illinois 60305
With a copy to:
Peter Donati
Levenfeld Pearlstein, LLC
2 N. LaSalle, Suite 1300
Chicago, Illinois 60602
To the Company:
Apollo Group, Inc
4025 South Riverpoint Parkway
Phoenix, AZ 85040
Attention: General Counsel
With a copy to:
John Hartigan
Morgan Lewis & Bockius LLP
300 South Grand Avenue
Los Angeles, CA 90071
     22. Miscellaneous.
          (a) No provision of this Amended and Restated Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Amended and Restated Agreement to be performed by such other party will be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreement or representation, oral or otherwise, express or implied, with respect to the subject matter hereof has been made by either party which is not expressly set forth in this Amended and Restated Agreement.
          (b) To the extent there is any conflict between the provisions of this Amended and Restated Agreement and the Executive’s January 18, 2011 Restricted Stock Unit Award Agreement covering 57,740 shares of the Company’s Class A common stock (the “RSU Retention Award”), the provisions of the RSU Retention Award shall be controlling, and none of the special vesting acceleration provisions of this Amended and Restated Agreement shall be applicable to the RSU Retention Award. Accordingly, the vesting of the RSU Retention Award shall be governed solely by the express terms and conditions of that award.

     23. Counterparts. This Amended and Restated Agreement may be executed in several counterparts, each of which will be deemed an original and all of which will constitute but one and the same instrument. An electronic facsimile of a signature, when delivered by the signing party to the non-signing party, will have the same force and effect as an original.
     24. Governing Law. This Amended and Restated Agreement will be governed by and construed and enforced in accordance with the laws of the State of Arizona without giving effect to the conflict of law principles thereof.
     25. Severability. If any provision of this Amended and Restated Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction (or determined by the arbitrator) to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court or determined by the arbitrator, the application of any other provision of this Amended and Restated Agreement, or the enforceability or invalidity of this Amended and Restated Agreement as a whole. Should any provision of this Amended and Restated Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the parties, then such provision will be stricken, and the remainder of this Amended and Restated Agreement shall continue in full force and effect.
     26. Entire Agreement. This Amended and Restated Agreement, together with the Proprietary Information and Inventions Agreement referred to in Section 9 and the documentation for the equity grants referred to in Section 4, shall constitute the entire agreement between the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements, if any, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.
          IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has executed this Agreement as of the day and year first above written.

GREGORY W. CAPPELLI	THE APOLLO GROUP, INC.

/s/ GREGORY W. CAPPELLI	By:	/s/ CHARLES B. EDELSTEIN

	Its:	Co-Chief Executive Officer

EXHIBIT A
FORM OF GENERAL RELEASE

GENERAL RELEASE
          This AGREEMENT is made as of               , 20     , by and between Gregory W. Cappelli (“Executive”), and Apollo Group, Inc. (the “Company”).
          In consideration for the severance benefits offered by the Company to Executive pursuant to Section 8 of his Amended and Restated Employment Agreement with the Company dated _________, 2011 (the “Employment Agreement”), Executive agree as follows:
     1. Termination of Employment. Executive acknowledges that his employment with the Company is terminated effective _______________ (the “Termination Date”), and he agrees that he will not apply for or seek re-employment with the Company, its parent companies, subsidiaries and affiliates after that date. Executive agrees that he has received and reviewed his final paycheck and he has received all wages and accrued but unpaid vacation pay earned by him through the Termination Date.
     2. Waiver and Release.
          (a) Except as set forth in Section 2(b), which identifies claims expressly excluded from this release, Executive hereby releases the Company, all affiliated companies, and their respective officers, directors, agents, employees, stockholders, successors and assigns from any and all claims, liabilities, demands, causes of action, costs, expenses, attorney fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising from or relating to Executive’s employment with the Company and the termination of that employment, including (without limitation): claims of wrongful discharge, emotional distress, defamation, fraud, breach of contract, breach of the covenant of good faith and fair dealing, discrimination claims based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, as amended, the Age Discrimination in Employment Act of 1967, as amended (“ADEA”), the Americans with Disability Act, the Employee Retirement Income Security Act, as amended, the Equal Pay Act of 1963, as amended, and any similar law of any state or governmental entity, any contract claims, tort claims and wage or benefit claims, including (without limitation) claims for salary, bonuses, commissions, equity awards (including stock grants, stock options and restricted stock units), vesting acceleration, vacation pay, fringe benefits, severance pay or any other form of compensation.
     (a) The only claims that Executive is not waiving and releasing under this Agreement are claims he may have for (1) unemployment, state disability, worker’s compensation, and/or paid family leave insurance benefits pursuant to the terms of applicable state law; (2) continuation of existing participation in Company-sponsored group health benefit plans under the federal law known as “COBRA” and/or under an applicable state law counterpart(s); (3) any benefits entitlements that are vested and unpaid as of his termination date pursuant to the terms of a Company-sponsored benefit plan; (4) any benefits to which he is entitled pursuant to Section 8 of the Employment Agreement or his rights to indemnification pursuant to Section 15 of the Employment Agreement, (5) violation of any federal state or local statutory and/or public policy right or entitlement that, by applicable law, is not waivable; and (6) any wrongful act or omission occurring after the date he executes this Agreement. In addition, nothing in this Agreement prevents or prohibits Executive from filing a claim with the Equal Employment Opportunity Commission (EEOC) or any other government agency that is responsible for enforcing a law on behalf of the government and deems such claims not waivable. However, because Executive is hereby waiving and releasing all claims “for monetary damages and any other form of personal relief” (per Section 3(a) above), he may only seek and receive non-personal forms of relief from the EEOC and similar government agencies.

          (b) Executive represents that he has not filed any complaints, charges, claims, grievances, or lawsuits against the Company and/or any related persons with any local, state or federal agency or court, or with any other forum.
          (c) Executive acknowledges that he may discover facts different from or in addition to those he now knows or believes to be true with respect to the claims, demands, causes of action, obligations, damages, and liabilities of any nature whatsoever that are the subject of this Agreement, and he expressly agrees to assume the risk of the possible discovery of additional or different facts, and agrees that this Agreement shall be and remain in effect in all respects regardless of such additional or different facts. Executive expressly acknowledges that this Agreement is intended to include, and does include in its effect, without limitation, all claims which Executive does not know or suspect to exist in his favor against the Company and/or any related persons at the moment of execution thereof, and that this Agreement expressly contemplates extinguishing all such claims.
          (d) Executive understands and agrees that the Company has no obligation to provide him with any severance benefits under the Employment Agreement unless he executes this Agreement. Executive also understands that he has received or will receive, regardless of the execution of this Agreement, all wages owed to him, together with any accrued but unpaid vacation pay, less applicable withholdings and deductions, earned through the Termination Date.
          (e) This Agreement is binding on Executive, his heirs, legal representatives and assigns.
     3. Entire Agreement. This Agreement and the Employment Agreement constitute the entire understanding and agreement between Executive and the Company in connection with the matters described, and replaces and cancels all previous agreements and commitments, whether spoken or written, with respect to such matters. Nothing in this Agreement supersedes or replaces any of Executive’s obligations under his Employment Agreement that survive termination, including, but not limited to (i) his (and the Company’s) agreement to arbitrate disputes, (ii) his restrictive covenants under Section 10 of the Employment Agreement and (iii) his obligations under Section 9 of the Employment Agreement, his existing Proprietary Information Inventions Agreement with the Company and any other obligations not to use or disclose Company confidential and/or proprietary information.
     4. Modification in Writing. No oral agreement, statement, promise, commitment or representation shall alter or terminate the provisions of this Agreement. This Agreement cannot be changed or modified except by written agreement signed by Executive and authorized representatives of the Company.
     5. Governing Law; Jurisdiction. This Agreement shall be governed by and enforced in accordance with the laws of the State of Arizona.
     6. Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

     7. No Admission of Liability. This Agreement does not constitute an admission of any unlawful discriminatory acts or liability of any kind by the Company or anyone acting under their supervision or on their behalf. This Agreement may not be used or introduced as evidence in any legal proceeding, except to enforce or challenge its terms.
     8. Acknowledgements. Executive is advised to consult with an attorney of his choice prior to executing this Agreement. By signing below, Executive acknowledges and certifies that he:
          (a) has read and understands all of the terms of this Agreement and is not relying on any representations or statements, written or oral, not set forth in this Agreement;
          (b) has been provided a consideration period of twenty-one calendar days within which to decide whether he will execute this Agreement and that no one hurried him into executing this Agreement;
          (c) is signing this Agreement knowingly and voluntarily; and
          (d) has the right to revoke this Agreement within seven (7) days after signing it, by providing written notice of revocation via certified mail to the Company to the address specified in the Employment Agreement. Executive’s written notice of revocation must be postmarked on or before the end of the eighth (8th) calendar day after he has timely signed this Agreement. This deadline will be extended to the next business day should it fall on a Saturday, Sunday or holiday recognized by the U.S. Postal Service.
     Because of the revocation period, the Company’s obligations under this Agreement shall not become effective or enforceable until the eighth (8th) calendar day after the date Executive signs this Agreement provided he has delivered it to the Company without modification and not revoked it (the “Effective Date”).
I HAVE READ, UNDERSTAND AND VOLUNTARILY ACCEPT AND AGREE TO THE ABOVE TERMS

GREGORY W. CAPPELLI
	Date:	,	20

Signature

EXHIBIT 1